LICENSE AGREEMENT

                                     BETWEEN

                            AVENSYS LABORATORIES INC.

                                       AND

                                  AVENSYS INC.



                              McCarthy Tetrault LLP

                                 April 13, 2006

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                                TABLE OF CONTENTS

1.    INTERPRETATION...........................................................1

   1.1      DEFINITIONS........................................................1
   1.2      HEADINGS...........................................................4
   1.3      EXTENDED MEANINGS..................................................4
   1.4      STATUTORY REFERENCES...............................................4
   1.5      ACCOUNTING PRINCIPLES..............................................4
   1.6      CURRENCY...........................................................5
   1.7      SCHEDULES..........................................................5

2.    GRANTS AND COVENANTS.....................................................5

   2.1      LICENSE GRANT......................................................5
   2.2      TRADE-MARKS LICENSE................................................6
   2.3      EXCLUSIVITY........................................................7
   2.4      NO CONTESTATION....................................................7

3.    OBLIGATIONS OF LICENSEE..................................................7

   3.1      COMMERCIALIZATION OF THE PRODUCTS..................................7
   3.2      RECORDS............................................................8

4.    FIELD-RELATED RESEARCH AND DEVELOPMENT...................................8

   4.1      SCOPE..............................................................8
   4.2      REPORT.............................................................8
   4.3      PROTOTYPES.........................................................9
   4.4      DOCUMENTATION AND ASSISTANCE.......................................9
   4.5      COSTS..............................................................9
   4.6      REVENUE............................................................9
   4.7      STANDARDS..........................................................9

5.    SPECIFIC PROJECTS.......................................................10

   5.1      SCOPE AND COSTS...................................................10
   5.2      CONFIDENTIALITY...................................................10

6.    OWNERSHIP...............................................................10

7.    COMPENSATION............................................................11

   7.1      ROYALTY RATE......................................................11
   7.2      REDUCTION FOR THIRD PARTY ROYALTIES...............................11
   7.3      PAYMENT...........................................................11
   7.4      SINGLE ROYALTY....................................................12
   7.5      TAX...............................................................12

8.    PURSUIT AND MAINTENANCE OF PATENT AND TRADE-MARKS RIGHTS................12

   8.1      PATENTS...........................................................12
   8.2      TRADE-MARKS.......................................................12

9.    INFRINGEMENTS...........................................................13

   9.1      DUTY TO INFORM....................................................13
   9.2      INFRINGEMENT BY THIRD PARTIES.....................................13
   9.3      INFRINGEMENT OF THIRD PARTIES' RIGHTS.............................14

10.   TERM AND TERMINATION....................................................14

   10.1     TERM..............................................................14


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   10.2     TERMINATION FOR MATERIAL BREACH...................................14
   10.3     TERMINATION FOR INSOLVENCY........................................15
   10.4     EFFECT OF TERMINATION.............................................15

11.   CONFIDENTIALITY.........................................................16

   11.1     CONFIDENTIAL INFORMATION..........................................16
   11.2     EXCEPTIONS........................................................16
   11.3     NONDISCLOSURE OBLIGATIONS.........................................16
   11.4     RETURN............................................................17
   11.5     INJUNCTIVE RELIEF.................................................17

12.   REPRESENTATIONS AND WARRANTIES..........................................17

   12.1     MUTUAL REPRESENTATIONS AND WARRANTIES.............................17
   12.2     AVENSYS LAB'S REPRESENTATIONS AND WARRANTIES......................18
   12.3     LICENSEE'S REPRESENTATIONS AND WARRANTIES.........................18

13.   LIMITATION OF LIABILITY.................................................18

14.   INDEMNIFICATION.........................................................19

   14.1     INDEMNIFICATION BY LICENSEE.......................................19
   14.2     INDEMNIFICATION BY AVENSYS LAB....................................19
   14.3     NOTIFICATION AND COOPERATION......................................19

15.   PROJECT MANAGEMENT......................................................20

   15.1     PROJECT MANAGERS..................................................20
   15.2     MEETINGS..........................................................20

16.   GENERAL.................................................................20

   16.1     PUBLIC ANNOUNCEMENT...............................................20
   16.2     RELATIONSHIP OF THE PARTIES.......................................20
   16.3     FURTHER ASSURANCES................................................21
   16.4     BENEFIT OF THE AGREEMENT..........................................21
   16.5     ENTIRE AGREEMENT..................................................21
   16.6     AMENDMENTS AND WAIVERS............................................21
   16.7     ASSIGNMENT........................................................21
   16.8     SEVERABILITY......................................................21
   16.9     NOTICES...........................................................22
   16.10    GOVERNING LAW.....................................................23
   16.11    COUNTERPARTS......................................................23
   16.12    FACSIMILES........................................................23

A) PATENT LIST................................................................25

B) PATENT APPLICATIONS........................................................26


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LICENSE AGREEMENT made as of April 13, 2006.

BETWEEN: AVENSYS LABORATORIES INC., a corporation incorporated under Part 1A of the Companies Act (Quebec), having its head office at 247, boulevard Thibeau, Trois-Rivieres, Quebec G8T 6X9, herein acting and represented by its duly authorized representative as he so declares;

            (hereinafter referred to as the "Avensys Lab")

AND: AVENSYS INC., a corporation incorporated under Part 1A of the Companies Act (Quebec), having its head office at 880, Selkirk, Pointe-Claire, Quebec H9R 3S3, herein acting and represented by its duly authorized representative as he so declares;

            (hereinafter referred to as "Licensee")

WHEREAS the parties, ITF Optical Technologies Inc. ("ITF") and Manaris Corporation have entered into an asset purchase agreement dated as of the date hereof, for the sale by ITF to Licensee and Avensys Lab of certain assets associated with ITF's all-fiber photonics solutions manufacturing business (the "Asset Purchase Agreement");

WHEREAS Avensys Lab is the owner of or has the right to sub-license certain intellectual property;

WHEREAS in conjunction with the Asset Purchase Agreement, Avensys Lab wishes to grant, and Licensee desires to acquire, an exclusive license under Avensys Lab's Intellectual Property (as defined below), subject to the terms and conditions set forth hereinafter;

WHEREAS Avensys Lab and Avensys wish to collaborate to discover and develop new technologies in the Field (as defined below), subject to the terms and conditions set forth hereinafter;

NOW THEREFORE, in consideration of the mutual promises set forth hereinafter, the parties agree as follows:

1.       INTERPRETATION

         1.1      Definitions

                  In this Agreement, unless something in the subject matter or context is inconsistent therewith:

                  1.1.1 "Affiliates" has the meaning attributed thereto in the Canada Business Corporations Act.


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                  1.1.2    "Agreement" means this agreement entitled "License
                           Agreement", all Schedules hereto and all instruments supplemental hereto or in amendment or in confirmation hereof.

                  1.1.3 "Asset Purchase Agreement" shall have the meaning set forth in the Preamble.

                  1.1.4 "Avensys Lab's Intellectual Property" means the Patents, the Trade-Marks and any other Intellectual Property either currently owned by Avensys Lab and/or developed by Avensys Lab during the term of this Agreement pursuant to any Field-related research and development conducted in accordance with Section 4.

                  1.1.5 "Business Day" means a day other than a Saturday, Sunday or statutory holiday in Quebec.

                  1.1.6 "Confidential Information" has the meaning set forth in Section 11.1.

                  1.1.7 "Documentation" means the notes, sketches, tables, drawings, technical specifications, processes, and models, if any, developed by Avensys Lab related to Avensys Lab's Intellectual Property.

                  1.1.8 "Field" means the field within which Avensys Lab will carry out research and development in accordance with
                           Section 4, as more fully described in Schedule 1.1.8, as amended from time to time.

                  1.1.9 "Intellectual Property" means all worldwide intellectual and industrial rights and includes rights to (i) inventions and patents for inventions, including all divisional, continuing, substitute, renewal, re-issue and all other applications and/or letters patent therefor, (ii) copyrights, (iii) designs and industrial designs, (iv) trade-marks, and any word, symbol, icon, logo or other indicia of origin adopted or used in connection with any product or service, (v) know-how, trade secrets and confidential information, and (vi) other proprietary rights.

                  1.1.10 "Licensee Intellectual Property" means any Intellectual Property owned by Licensee that, by agreement of the parties from time to time, shall be expressly excluded from the application of Sections
                           6.2 and 6.3 hereof. In particular, Licensee
                           Intellectual Property shall include Licensee's Intellectual Property in the Processes.

                  1.1.11 "Patent Improvements" means any modifications, improvements, enhancements or advances that are directly related to the Patents, whether or not those improvements constitute patentable improvements under the laws of any jurisdiction.

                  1.1.12 "Patents" means the registered patents and pending applications for patents, either owned by Avensys Lab or for which Avensys Lab has the right to sub-license


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                           without liability to a third party as listed in
                           Schedule 1.1.11, and all patents to be issued pursuant thereto and all divisions, continuations, continuations-in-part, reissues, substitutes and extensions thereof.

                  1.1.13 "Processes" means the manufacturing processes developed by Avensys Labs or Licensee (as demonstrated by their business records) related to and/or used to develop and/or manufacture the Products.

                  1.1.14 "Process Improvements" means any modifications, improvements, enhancements or advances that are directly related to the Processes, whether or not those improvements constitute patentable improvements under the laws of any jurisdiction.

                  1.1.15 "Product" means any and all products developed, manufactured or Sold by Licensee in the Field that use or incorporate Avensys' Lab Intellectual Property.

                  1.1.16   "Project Manager" has the meaning set forth in
                           Section 15.1.

                  1.1.17 "Prototype" means Field-related, functional, pre-production applications of Avensys Lab Intellectual Property, developed by Avensys Lab in accordance with Section 4.

                  1.1.18 "Revenue" means all of the revenues recognized in accordance with the GAAP (as defined in Section 1.5) and received by Licensee from the Sale of any Products in any or all parts of the world, less the following deductions to the extent required or permitted by the GAAP in connection with the recognition of such revenues:

                           1.1.18.1 credit, allowance or refunds given on
                                    account of returned goods;

                           1.1.18.2 transportation charges invoiced separately
                                    and actually charged to third parties;

                           1.1.18.3 taxes, duties and customs on all sales of
                                    Products;

                           1.1.18.4 agents' commissions paid by Avensys for the
                                    sale of Products;

                           1.1.18.5 uncollectible amounts;

                           1.1.18.6 bona fide special rebates provided by
                                    Avensys for Products purchased by third
                                    parties; and

                           1.1.18.7 bona fide trade, quantity and cash
                                    discounts.


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                  1.1.19   "Royalty" has the meaning set forth in Section 7.1.

                  1.1.20 "Sale", "Sell" (and other derivatives) means market, promote, distribute, sale, rent, lease, license or other form of distribution of a Product to an end user, distributor, any other person or entity, either directly or through a chain of distribution.

                  1.1.21   "Territory" means worldwide.

                  1.1.22 "Trade-Marks" means Avensys Lab trade-mark(s) listed in Schedule 1.1.22, as amended from time to time.

         1.2      Headings

                  The division of this Agreement into Articles and Sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement. The terms "this Agreement", "hereof", "hereunder" and similar expressions refer to this Agreement and not to any particular Article, Section or other portion hereof and include any amendment hereto. Unless something in the subject matter or context is inconsistent therewith, references herein to Articles or Sections are to Articles or Sections of this Agreement.

         1.3      Extended Meanings

                  In this Agreement, words importing the singular number only shall include the plural and vice versa, words importing the masculine gender shall include the feminine and neuter genders and vice versa and words importing persons shall include individuals, partnerships, limited liability companies, associations, trusts, unincorporated organizations and corporations.

         1.4      Statutory References

                  In this Agreement, unless something in the subject matter or context is inconsistent therewith or unless otherwise herein provided, a reference to any statute is to that statute as now enacted or as the same may from time to time be amended, re-enacted or replaced and includes any regulations made thereunder.

         1.5      Accounting Principles

                  Wherever in this Agreement reference is made to a calculation to be made in accordance with generally accepted accounting principles ("GAAP"), such reference shall be deemed to be to the generally accepted accounting principles in Canada from time to time approved by the Canadian Institute of Chartered Accountants, or any successor institute, applicable as at the date on which such calculation is made or required to be made in accordance with generally accepted accounting principles and applied in a manner consistent with prior periods of the Seller.


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         1.6      Currency

                  All references to currency herein are to lawful money of Canada.

         1.7      Schedules

                  The following are the Schedules to this Agreement:

                  Schedule 1.1.8 - Field

                  Schedule 1.1.11 - List of Patents

                  Schedule 1.1.22 - List of Trade-Marks

                  Schedule 7.1 - Royalty

                  Schedule 7.3.2 - Avensys Lab's bank account information

2.       GRANTS AND COVENANTS

         2.1      License Grant

                  2.1.1 Subject to the terms, conditions and restrictions of this Agreement, Avensys Lab hereby grants to Licensee a personal, irrevocable, sole (i.e. exclusive, subject to the rights of Avensys lab set forth in
                           Section 2.1.3 below) license, within the Territory, to use, copy, enhance and modify Avensys Lab's Intellectual Property and any Patent Improvements in order to develop, manufacture, use and Sell the Products.

                  2.1.2 Notwithstanding anything to the contrary in this Agreement, the license granted herein to Licensee includes the right:

                           2.1.2.1 to grant sublicenses (subject to terms and conditions substantially similar to those set forth in this Section 2) to Affiliates of Licensee to use, copy, enhance and modify Avensys Lab's Intellectual Property in order to develop, manufacture, use or Sell the Products;

                           2.1.2.2  to translate the Documentation; and

                           2.1.2.3 to have Products manufactured or assembled by third parties and/or developed by or with third parties solely for the benefit of Licensee for the manufacture, use or Sale by Licensee or its Affiliates.


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                  2.1.3    For greater certainty, nothing herein shall prevent
                           Avensys Lab from using, copying, enhancing, modifying the Avensys Lab's Intellectual Property and any Patent Improvements:

                           2.1.3.1  for its internal use;

                           2.1.3.2 in the context of the development or commercialization of Prototypes; or

                           2.1.3.3 in the context of research and development activities unrelated to the Field or its own behalf or on behalf of a third party.

         2.2      Trade-Marks License

                  2.2.1 Subject to the terms, conditions and restrictions of this Agreement, Avensys Lab hereby grants to Licensee a personal, irrevocable, exclusive license, within the Territory, to use the Trade-Marks only in association with the Products.

                  2.2.2 Licensee shall comply with Avensys Lab's standard trade-mark guidelines as to the form and manner in which the Trade-Marks may be used pursuant hereto. In particular, Licensee shall not change, amend or otherwise modify the Trade-Marks. Moreover, Licensee shall identify the Trade-Marks, when used as trade-marks, with a notation that the mark is a registered/unregistered trade-mark of Avensys Lab, as the case may be. Upon request, Licensee shall submit for approval by Avensys Lab, acting reasonably, samples of any packaging, documentation, advertising, brochures and other material on which the Trade-Marks appears or is intended to be used in relation to Products being manufactured, used or Sold by Licensee.

                  2.2.3 Licensee acknowledges that Avensys Lab is the exclusive owner of the Trade-Marks and all goodwill associated therewith, that all use of the Trade-Marks by it enures to the benefit of Avensys Lab, and that it shall not dispute or contest the validity, ownership or enforceability of the Trade-Marks nor attempt to dilute the value of the goodwill attached thereto.

                  2.2.4 To the limited extent required to protect Avensys Lab's rights in the Trade-marks, during the term of the Agreement, Licensee shall give Avensys Lab's representatives reasonable access to Licensee's facilities, at Avensys Lab's expense, at reasonable times during business hours, subject to Avensys Lab giving Licensee at least five (5) Business Days prior notice, for the purpose of quality control in relation to Products branded with the Trade-marks, as the case may be.


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         2.3      Exclusivity

                  In order to assure Licensee of the exclusive rights under Avensys Lab's Intellectual Property to commercialize the Products, and except as provided by this Agreement, Avensys Lab shall not:

                  2.3.1 itself use Avensys Lab's Intellectual Property to develop, produce, market, distribute and sell products (other than Prototypes) in or related to the Field; or

                  2.3.2 grant to a third party any rights or licenses to use, copy, enhance or modify any of Avensys Lab's Intellectual Property to develop, produce, market, distribute and/or sell products in or related to the Field.

         2.4      No Contestation

                  2.4.1 Licensee hereby undertakes not to contest Avensys Lab's Intellectual Property nor the rights of Avensys Lab therein at any time during or after expiration or termination of this Agreement.

                  2.4.2 Avensys Lab hereby undertakes not to contest any and all rights of Licensee to the Products and any enhancements to the Product that are made as permitted by this Agreement at any time during or after expiration or termination of this Agreement.

3.       OBLIGATIONS OF LICENSEE

         3.1      Commercialization of the Products

                  3.1.1 Licensee shall use commercially reasonable efforts to Sell the Products.

                  3.1.2 Licensee shall conduct its business with respect to the Products in a professional manner.

                  3.1.3 Subject to Section 2.2, the Parties agree that Licensee shall be free to make decisions in connection with its marketing activities, including the terms of sale and the price of the Product, in an autonomous and independent manner.

                  3.1.4 Licensee may, in its discretion, mark every Product and any documents it issues in respect thereof with the Trade-Marks as are required pursuant to this Agreement and as agreed between the Parties from time to time. For greater certainty, Licensee may also distribute the Products on a "white label" basis, without use of the Trade-marks.


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         3.2      Records

                  3.2.1 Licensee shall maintain all books and records under generally accepted accounting practices evidencing all the Sales of Product, the Revenue received in respect thereof and Royalty payments under this Agreement.

                  3.2.2 For the period in which the Royalties accrue hereunder and for a period of three (3) years after completion of Royalty payment, Licensee shall grant Avensys Lab or its designated professional advisors reasonable access during business hours to inspect books and records kept by Licensee relating to the Sales of Product, the Revenue received in respect thereof and Royalty payments under this Agreement and shall make such books and records available and permit them to audit, inspect and take copies of the books and records. In the event that such audits and inspections reveal accounting or other errors in relation to Royalty payments due to Avensys Lab, the difference shall be paid immediately by Avensys Lab or Licensee, as the case may be, with interest at a rate of one percent (1%) monthly (twelve per cent (12%) annually). All costs and expenses arising out of such audits and inspections shall be borne by Avensys Lab

                  3.2.3 In the event Avensys Lab wishes to inspect the books and records maintained by Licensee in relation to the Sales of Products, the Revenue received in respect thereof and Royalty payments under this Agreement, it shall notify Licensee, in writing, of necessary matters including the subject period, scope and period of such inspection as well as the organization to which the inspector belongs and the title and name of the inspector at least twenty (20) Business Days prior to the inspection commencement date.

4.       FIELD-RELATED RESEARCH AND DEVELOPMENT

         4.1      Scope

                  Avensys Lab agrees to continue, during the term, to conduct research and development in the Field in view of the manufacturing and Sale of Products by Licensee for the mutual benefit of the parties. For greater certainty, nothing herein shall prevent Avensys Lab from undertaking research and development activities unrelated to the Field on its own behalf or on behalf of a third party.

         4.2      Report

                  Avensys Lab shall provide status reports to Licensee upon request and on a quarterly basis with respect to any Field-related research and development. The status reports shall specify the progress that has been made with respect to


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                  any and all then ongoing project, and will be presented in writing, or if presented orally, will be summarized in writing within five (5) Business Days of any such presentation.

         4.3      Prototypes

                  4.3.1 Upon completion of any Prototype, Avensys Lab shall immediately inform Licensee. Avensys Lab shall provide a written description of the Prototype and, upon Licensee's request, shall provide demonstrations, at Avensys Lab's facilities, in order for Licensee to evaluate the Prototype and the potential Product applications.

                  4.3.2 Avensys Lab shall allow Licensee to test the Prototypes at Avensys Lab's premises for a period of sixty (60) Business Days.

         4.4      Documentation and Assistance

                  4.4.1 In the event that Licensee wishes to use a Prototype as a basis for the production of Products, Avensys Lab shall, within ten (10) Business Days of Licensee's request, provide Licensee with a copy of all Documentation that is relevant to the manufacture of a Product.

                  4.4.2 Avensys Lab shall, upon request of Licensee from time to time, render such other assistance, at Licensee's expense, as Licensee may reasonable request for the development, manufacture or Sale of the Products.

         4.5      Costs

                  Avensys Lab shall bear all costs incurred in respect of the research and development conducted and any assistance provided pursuant to this Section 4 and agrees that such costs are covered by the Royalty payments made by Licensee in accordance with the terms of this Agreement.

         4.6      Revenue

                  Avensys Lab shall be entitled to all of the revenues received by Avensys Lab from the Sale of any Prototypes during the term of this Agreement, subject to any royalties due to Licensee in the event that the Prototypes use or incorporate Licensee's Intellectual Property, in which case the provisions of this Agreement in relation to the payment of royalties by Licensee to Avensys Lab shall apply to Avensys Lab's payment of royalties to Licensee mutatis mutandis.

         4.7      Standards

                  Avensys Lab hereby agrees that it will use reliable equipment and agrees to acquire and/or maintain the facilities, equipment and staff as appropriate to effectively carry out its research and development undertakes pursuant to Sections 4


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                  and 5 hereof in accordance with industry standards. For
                  greater certainty, the standards of practice in respect of research and development that were implemented by ITF as at the closing of the Asset Purchase Agreement shall be considered acceptable standards for the purposes hereof.

5.       SPECIFIC PROJECTS

         5.1      Scope and Costs

                  Notwithstanding the provisions of Section 4, Avensys Lab acknowledges that from time to time, Licensee may approach Avensys Lab to assist Licensee in carrying out research and development work for specific projects (each a "Specific Project"). For each Specific Project contemplated, the parties shall cooperate to create a work plan setting out the objectives of said Specific Project, its scope, the budget, the completion schedule, the testing and acceptance mechanisms and the reporting. A work plan and the allocated budgets may be subsequently modified as reasonably required under the circumstances, with the consent of the parties.

         5.2      Confidentiality

                  Avensys Lab acknowledges that any development work carried out by Avensys Lab for Licensee under any Specific Project constitutes Confidential Information and shall not be disclosed to a third party without the prior written authorization of the disclosing party.

6.       OWNERSHIP

         6.1 Nothing contained in this Agreement shall be deemed to convey any title to or ownership in Avensys Lab's Intellectual Property, in whole or in part, to Licensee. All rights in Avensys Lab's Intellectual Property not expressly licensed to Licensee are hereby reserved by Avensys Lab.

         6.2 The parties agree that in the absence of any contrary written agreement between the parties, the Intellectual Property in Avensys Lab's Intellectual Property, in any Prototypes and in any Patent Improvements and, in particular, in the results of all development work carried out by Avensys Lab in accordance with Sections 4 and 5, to the extent they are novel or otherwise protectable by Intellectual Property rights, shall, as between Avensys Lab and Licensee, be owned by Avensys Lab.

         6.3 Licensee hereby assigns to Avensys Lab any right it may have in the Patent Improvements, effective upon their creation.

         6.4 The parties agree that all such Intellectual Property in the Patent Improvements shall be subject to the terms of the exclusive license granted to Licensee by Avensys Lab pursuant to Section 2.1 hereof.


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         6.5      Avensys Lab shall be responsible to file, prosecute and
                  maintain Avensys Lab's Intellectual Property and any Intellectual Property it may have in the Patent Improvements, and bear all costs incurred in respect of the same.

         6.6 Licensee shall, upon request of Avensys Lab, from time to time, execute all instruments or documents and render such other assistance, at Avensys Lab's expense, as Avensys Lab may reasonably request in order to maintain any such Intellectual Property.

         6.7 The parties agree that, in the absence of any contrary written agreement between the parties, the Intellectual Property in the Processes shall, as between Avensys Lab and Licensee, be owned by Licensee.

         6.8 Avensys Lab hereby assigns to Licensee any Intellectual Property it may have in the Processes or in the Process Improvements, effective upon their creation.

7.       COMPENSATION

         7.1      Royalty Rate

                  Licensee shall pay the royalty set out in Schedule 7.1 on all Revenue (the "Royalty") in consideration of the licenses granted to it by Avensys Lab pursuant to Sections 2.1 and 2.2 and the research and development conducted pursuant to Section 4.

         7.2      Reduction for Third Party Royalties

                  In the event that Licensee, in its reasonable judgment, determines it to be necessary or desirable to license in third party patents or technology relating to any Products and is required to pay royalties to one or more third parties in respect of such patents or technology in order to enable Licensee to realize Revenue, then the royalties otherwise payable to Avensys Lab in respect of such Revenue shall be reduced by agreement between the parties, having regard to the royalties to be paid to such third parties and the relative value of each of the Intellectual Property and such third parties' patents or technology to the Products and/or other technology generating Revenue; provided, however, that in no event shall such reduction exceed 50% of the Royalty on such Revenue otherwise due to Avensys Lab.

         7.3      Payment

                  7.3.1    Payment of the Royalty shall be made within sixty
                           (60) days following the end of each quarter.

                  7.3.2 All royalties shall be payable to Avensys Lab and will be delivered to the address and bank account information set out in Schedule 7.3.2; provided, however, that Avensys Lab may change said address and bank account information and give written notice thereof to Licensee at least thirty (30) days prior to such change. In such case, Licensee shall make payment to such notified address and bank account.

         7.4      Single Royalty

                  It is understood that in no event shall more than one royalty be payable under this Section 6 with respect to a particular unit of any Product.

         7.5      Tax

                  7.5.1 All amounts and payments under this Agreement are exclusive of any tax, duty, levy, or similar government charge that may be assessed by any jurisdiction, whether based on gross revenue, the license, Sale or other exploitation of Avensys Lab's Intellectual Property or the Products, the execution of this Agreement or otherwise, except for those based on either party's net income.

                  7.5.2 In the event any invoices are issued under this Agreement, such invoice will include any applicable tax that may be assessable on the charges set forth therein.

8.       PURSUIT AND MAINTENANCE OF PATENT AND TRADE-MARKS RIGHTS

         8.1      Patents

                  8.1.1 Avensys Lab shall file, prosecute and maintain the Patent rights and bear all costs incurred in respect of the same.

                  8.1.2 Avensys Lab agrees to keep Licensee informed as to the status of the Patents and, upon request, shall provide Licensee with copies of all filings and correspondence of a substantive nature with respect to Patents or Patent applications and copies of all correspondence of a substantive nature that Avensys Lab receives with respect to the Patents.

         8.2      Trade-Marks

                  8.2.1 Avensys Lab shall maintain the registrations for the Trade-Marks for so long as Licensee uses the Trade-Marks. The costs associated with the maintenance of the registrations for the Trade-Marks shall be borne by Avensys Lab.

                  8.2.2 Licensee shall execute all instruments or documents and render such other assistance, at Avensys Lab's expense, as Avensys Lab may reasonably request in order to maintain the Trade-Marks.

9.       INFRINGEMENTS

         9.1      Duty to inform

                  9.1.1 Each party undertakes to inform the other party promptly of (i) any infringement or threatened infringement by a third party of any Intellectual Property rights of either party and (ii) of any claim of any infringement of any Intellectual Property rights of either party made by a third party which comes to its attention.

                  9.1.2 Avensys Lab undertakes to immediately inform Licensee if a Patent is issued, denied, not granted or declared null, invalid or void.

         9.2      Infringement by Third Parties

                  9.2.1 If any of Avensys Lab's Intellectual Property is infringed by a third party, Avensys Lab and Licensee will decide the course of action to take in order to put an end to the infringement and/or to seize any product manufactured, marketed, distributed or sold in violation of Avensys Lab's Intellectual Property.

                  9.2.2 If Avensys Lab judges in its reasonable discretion that Avensys Lab's Intellectual Property rights were infringed upon by a third party, it shall take any and all necessary measures it deems reasonable in the circumstances, without any obligation to do so, at its own cost and expense including institution of legal proceedings within ninety (90) days after gaining knowledge thereof on its own or receipt of a notice from Licensee. Avensys Lab shall keep Licensee informed regarding the progress of such necessary measures. Licensee shall have the right to participate in such legal proceedings or settlement negotiations at its own cost and expense and by counsel of its own choice; provided that Avensys Lab shall not have the right to settle, compromise or take any action in any dispute which diminishes, limits or inhibits the scope, validity or enforceability of Avensys Lab's Intellectual Property without the express written consent of Licensee.

                  9.2.3 Licensee shall have the right at its own cost and expense and by counsel of its own choice to institute and prosecute legal proceedings against suspected infringers of Avensys Lab's Intellectual Property rights as Licensee may deem necessary or desirable to safeguard its rights under this Agreement if Avensys Lab does not institute legal proceedings within ninety (90) days after gaining knowledge thereof by Avensys Lab on its own or receipt of a notice from Licensee sufficiently detailed to institute such legal proceedings. In such case, Licensee shall keep all proceeds resulting from such legal proceedings and shall have the right to settle such proceedings save and except if such settlement includes any invalidation of any Avensys Lab's Intellectual Property. During the course of any such proceedings,

                           Licensee shall keep Avensys Lab informed regarding progress of the proceedings, and Avensys Lab shall fully provide necessary support and cooperation at Licensee's expense. Avensys Lab shall have the right to participate in such proceedings or settlement discussions at its cost with counsel of its choice. The parties agree that any costs and expenses incurred by Licensee as a result of such proceedings shall be set off against Licensee's Royalty payment obligations under this Agreement.

         9.3      Infringement of Third Parties' Rights

                  9.3.1 Avensys Lab undertakes to indemnify and reimburse Licensee within thirty (30) days from the date of relevant notice for all sums it may have to pay as damages, interests and costs to a third party as a result of any final judgment or settlement agreed to in writing by Avensys Lab and brought against Licensee on the grounds that any Product manufactured under Avensys Lab's Intellectual Property breaches any Patent whatsoever or infringes upon or violates the intellectual property rights of one or more third parties.

                  9.3.2 Notwithstanding the above and anything to the contrary in the Agreement, Avensys Lab' indemnification shall not extend to claim(s), lawsuit(s), judgment(s), or settlement(s) relating to any enhancement of Avensys Lab's Intellectual Property.

10.      TERM AND TERMINATION

         10.1     Term

                  10.1.1 The Agreement enters into force as of the date hereof and shall continue, unless earlier terminated in accordance with the other provisions of this Section 10, for an initial term of ten (10) years.

                  10.1.2 Subsequently, this Agreement will automatically renew for successive five (5) year periods unless, at least ninety (90) days' prior to the beginning of any renewal term, one party gives the other party written notice of its intent to terminate the Agreement.

         10.2     Termination for Material Breach

                  The Agreement may be terminated by each party, by sending notice of termination in writing to the other party, in case of any material breach of any of the terms or conditions of this Agreement by the other party, if such party fails to remedy such breach or default within thirty (30) days after receipt of written notice thereof from the other party hereto.

         10.3     Termination for Insolvency

                  10.3.1 Subject to applicable law to the contrary, Avensys Lab or Licensee may terminate this Agreement upon written notice to the other party if the other party
                           (i) makes a general assignment for the benefit of creditors, (ii) is the subject of proceedings in voluntary or involuntary bankruptcy or (iii) has a receiver or trustee appointed for substantially all of its property; provided that in the case of an involuntary bankruptcy proceeding such right to terminate shall only become effective if the other party consents thereto or such proceeding is not dismissed within sixty (60) days after the filing thereof.

                  10.3.2 Each of the parties hereto acknowledges and agrees, subject to applicable law to the contrary, that this Agreement (i) constitutes a license of Intellectual Property (as such term is defined in the United States Bankruptcy Code, as amended (the "Code")), and
                           (ii) is an executory contract, with significant obligations to be performed by each party hereto.

                  10.3.3 The parties agree that Licensee may fully exercise all of its rights and elections under the Code, if any, including, without limitation, those set forth in Section 365(n) of the Code.

                  10.3.4 The parties further agree that, in the event that Licensee retains its rights as a licensee under the Code pursuant to such an exercise, Licensee shall be entitled to complete access to any Intellectual Property licensed to it hereunder and all embodiments of such Intellectual Property. Subject to applicable law to the contrary, such embodiments of the Intellectual Property shall be delivered to Licensee not later than (i) the commencement of bankruptcy proceedings against Avensys Lab, unless Avensys Lab elects to perform its obligations under this Agreement, or (ii) if not delivered under (i) above, upon the rejection of this Agreement by or on behalf of Avensys Lab.

         10.4     Effect of Termination

                  10.4.1 In case of expiration or termination of this Agreement under this Section 10:

                           10.4.1.1 all licenses granted hereunder shall
                                    terminate and all rights of Licensee to Sell the Products will cease as of the date of such expiration or termination; and

                           10.4.1.2 each party will destroy or return all copies
                                    of the other party's Confidential
                                    Information in its possession and provide such other party with a certificate signed by a duly authorized officer attesting to such destruction or return.

                  10.4.2   The expiration or termination shall not:

                           10.4.2.1 affect any party's financial obligation to
                                    make any required payments hereunder; and

                           10.4.2.2 release either party hereto from any
                                    liability which at the time of such
                                    termination has already accrued to the other party.

11.      CONFIDENTIALITY

         11.1     Confidential Information

                  For the purposes of this Agreement, "Confidential Information" means the provisions of this Agreement and information about the disclosing party's business or activities that is proprietary and confidential, which shall include all information regarding the Intellectual Property, the Products, all business, financial, technical and other information of a party marked or designated by such party as "confidential" or "proprietary" or information which, by the nature of the circumstances surrounding the disclosure, should in good faith to be treated as confidential.

         11.2     Exceptions

                  Notwithstanding the foregoing, Confidential Information will not include information which: (i) is now, or hereafter becomes, through no act or failure to act on the part of the receiving party, generally known or available to the public;
                  (ii) is acquired by the receiving party before receiving such information from the disclosing party and without restriction as to use or disclosure; (iii) is hereafter rightfully furnished to the receiving party by a third party, without restriction as to use or disclosure; (iv) is information which the receiving party can document was independently developed by the receiving party without use of or reference to the disclosing party's Confidential Information; (v) is required to be disclosed by applicable law, provided that the receiving party uses reasonable efforts to give the disclosing party reasonable notice of such required disclosure and an opportunity to obtain a protective order or other appropriate remedy; or (vi) is disclosed with the prior written consent of the disclosing party.

         11.3     Nondisclosure Obligations

                  During the term of this Agreement and for a period of five (5) years thereafter, each party agrees (i) that it will not disclose to any third party or use any Confidential Information disclosed to it by the other except as expressly permitted in this Agreement and (ii) that it will take all reasonable measures to maintain the confidentiality of all Confidential Information of the other party in its possession or control, which will in no event be less than the measures it uses to maintain the confidentiality of its own information of similar importance. Either party may disclose the terms of this Agreement to potential investors, lenders or acquisition partners and their representatives, provided that disclosure is made pursuant to customary non-disclosure agreements limiting the recipient's use of disclosed information to the evaluation of the potential investment, loan or acquisition.

         11.4     Return

                  Upon the disclosing party's request, the receiving party will promptly return to the disclosing party all tangible items containing or consisting of the disclosing party's Confidential Information and all copies thereof, including, but not limited to software, training materials, etc.

         11.5     Injunctive Relief

                  Each party acknowledges that all of the disclosing party's Confidential Information is owned solely by the disclosing party (or its licensors) and that the unauthorized disclosure or use of such Confidential Information would cause irreparable harm and significant injury to the disclosing party, the degree of which may be difficult to ascertain. Accordingly, each party agrees that the disclosing party will have the right to obtain an immediate injunction enjoining any breach of this Section, as well as the right to pursue any and all other rights and remedies available at law or in equity in the event of such a breach.

12.      REPRESENTATIONS AND WARRANTIES

         12.1     Mutual representations and warranties

                  Each of the parties represents and warrants to the other party that:

                  12.1.1 it is duly incorporated, organized and validly existing and in good standing under the Laws of its jurisdiction of incorporation;

                  12.1.2 it has good and sufficient power, authority and right to enter into and deliver this Agreement;

                  12.1.3 this Agreement has been duly executed and delivered by it, and is a valid and binding obligation of such party enforceable in accordance with its terms;

                  12.1.4 it has not entered into any contract, arrangement or understanding with any other person or entity, and will not do so during the term of this Agreement, that does or may impair or diminish its ability to fully perform, be responsible for and meet all the obligations and liabilities to it set forth in this Agreement;

                  12.1.5 it has no pending or anticipated litigation, action or proceeding before any court, tribunal or person relating to any matter or thing that may affect its ability to fully perform, be responsible for and meet all the obligations and liabilities set forth in this Agreement; and

                  12.1.6 it has, and will fully maintain at its own cost, all the necessary and appropriate authorizations and permissions to fully perform, be responsible for and meet all the obligations and liabilities relating to it set forth in this Agreement.

         12.2     Avensys Lab's Representations and Warranties

                  Avensys Lab represents and warrants to Licensee that:

                  12.2.1 it has the right to grant the rights and licenses granted to Licensee herein without breach of obligation to any third party;

                  12.2.2 to the best of its knowledge, Avensys Lab's Intellectual Property does not infringe on any existing intellectual property right of any third party;

                  12.2.3 it has not received any notice from any person or entity that Avensys Lab's Intellectual Property infringes upon an intellectual property right of any third party; and

                  12.2.4 it will use reliable equipment and agrees to acquire and/or maintain the facilities, equipment and staff as appropriate to effectively carry out its research and development.

         12.3     Licensee's Representations and Warranties

                  Licensee represents and warrants to Avensys Lab that:

                  12.3.1 it has and/or will acquire and maintain all license and permits required in order to manufacture, use or Sell the Products.

13.      LIMITATION OF LIABILITY

         IN NO EVENT SHALL EITHER PARTY HAVE ANY LIABILITY TO THE OTHER PARTY FOR ANY LOST PROFITS OR COSTS OF PROCUREMENT OF SUBSTITUTE GOODS OR SERVICES, OR FOR ANY INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES HOWEVER CAUSED AND UNDER ANY THEORY OF LIABILITY (INCLUDING CONTRACT, TORT, CIVIL LIABILITY, DELICT, QUASI-DELICT, NEGLIGENCE OR OTHERWISE) AND WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE. EXCEPT FOR (I) AMOUNTS PAYABLE BY LICENSEE UNDER THIS AGREEMENT, (II) LICENSEE'S OR AVENSYS LAB'S BREACH OF ITS OBLIGATIONS UNDER SECTION 11 OR OF THEIR RESPECTIVE REPRESENTATIONS UNDER SECTION 12 OF THIS AGREEMENT, AND (III) LIABILITY ARISING UNDER SECTION 14, IN NO EVENT WILL EITHER PARTY'S LIABILITY ARISING OUT OF THIS AGREEMENT OR

         THE USE, MANUFACTURE OR SALE OF THE PRODUCTS EXCEED THE GREATER OF $50,000 OR THE AGGREGATE OF AMOUNTS ACTUALLY PAID BY LICENSEE UNDER THIS AGREEMENT, HOWEVER SUCH LIABILITY IS CAUSED AND UNDER ANY THEORY OF LIABILITY AND WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE. THE PARTIES AGREE THAT THIS SECTION REPRESENTS A REASONABLE ALLOCATION OF RISK.

14.      INDEMNIFICATION

         14.1     Indemnification by Licensee

                  Subject to Section 14.3, Licensee hereby agrees to indemnify and hold Avensys Lab and its parent, affiliates and their respective successors, officers, directors, employees and agents harmless from and against any and all actions, claims, losses, damages, liabilities, awards, costs and expenses (including reasonable lawyer's fees) arising out of any claim or suit brought against Licensee by a third party resulting from Licensee's Sale of the Products in a manner which is inconsistent with the terms of this Agreement.

         14.2     Indemnification by Avensys Lab

                  14.2.1 Subject to Section 14.3, Avensys Lab shall indemnify and hold Licensee and its and its parent, affiliates and their respective successors, officers, directors, employees and agents harmless from and against any and all actions, claims, losses, damages, liabilities, awards, costs, and expenses (including reasonable lawyer's fees) resulting from or arising out of Avensys Lab's Intellectual Property, or which is based on a claim of infringement against Avensys Lab's Intellectual Property underlying the Products and Avensys Lab shall defend and settle, at its expense, all suits or proceedings arising there from.

                  14.2.2 In the event an injunction is sought or obtained against use of Avensys Lab's Intellectual Property underlying the Products or in Licensee's opinion is likely to be sought or obtained, Avensys Lab shall, at its option and expense, either (i) procure for Licensee the right to continue to Sell the Products, or (ii) replace or modify Avensys Lab's Intellectual Property to make its use non-infringing while being capable of performing the same function without degradation of performance.

         14.3     Notification and Cooperation

                  Each party's obligations to the other under Section 14.1 or
                  14.2 above is conditional upon (i) the indemnified party notifying the other immediately in writing, upon knowledge of any claim, for which it may be entitled to indemnification under this Agreement; (ii) the indemnified party permitting the other to have the sole right to control the defense and settlement of any such claim; (iii) the indemnified party making no admissions, oral or in writing; (iv) the indemnified party providing reasonable assistance to the other, at the other's expense, in the defense of such claim; and (v) the indemnified party not entering into any settlement agreement or otherwise settling any such claim without the other's express prior consent or request. The indemnified party may participate in the defense or settlement of a claim with counsel of its own choice and at its own expense.

15.      PROJECT MANAGEMENT

         15.1     Project Managers

                  The primary technical/commercial contact for each party (each a "Project Manager") will be:

                  For Avensys Lab:

                  Francois Seguin
                  V.P. R&D

                  For Licensee:

                  Aldo De Vito
                  Senior Director, operations

         15.2     Meetings

                  The Project Managers will meet at least every quarter to discuss the on-going research and development conducted by Avensys Lab in accordance with Sections 4 and 5, the Sale of the Products and related Revenue, any technical or commercial issues that may have arisen since the previous meeting and, more generally, any other issue related to the performance of this Agreement.

16.      GENERAL

         16.1     Public Announcement

                  Any public release to this Agreement shall be mutually agreed upon by the parties.

         16.2     Relationship of the Parties

                  Each of the Parties hereto is an independent contractor. Neither this Agreement, nor any terms and conditions contained herein, shall be construed as (i) creating a partnership, joint venture, franchise or agency relationship between the parties or (ii) giving either party the authority to direct or control the daily activities of the other party.

         16.3     Further Assurances

                  Each of the parties will from time to time execute and deliver all such further documents and instruments and do all acts and things as another party may reasonably require to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement.

         16.4     Benefit of the Agreement

                  This Agreement will enure to the benefit of and be binding upon the respective heirs, executors, administrators, other legal representatives, successors and permitted assigns of the parties.

         16.5     Entire Agreement

                  This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and cancels and supersedes any prior understandings and agreements between the parties with respect thereto, including the Entente Cadre pour un ensemble de projets R&D entered into between the parties on June 1st, 2005. There are no representations, warranties, terms, conditions, undertakings or collateral agreements, express, implied or statutory, between the parties other than as expressly set forth in this Agreement.

         16.6     Amendments and Waivers

                  No amendment to this Agreement will be valid or binding unless set forth in writing and duly executed by all the parties. No waiver of any breach of any provision of this Agreement will be effective or binding unless made in writing and signed by the party purporting to give the same and, unless otherwise provided in the written waiver, will be limited to the specific breach waived.

         16.7     Assignment

                  16.7.1 Either party may assign this Agreement (i) to any of its Affiliates which is capable of exercising its rights and performing its obligations hereunder or
                           (ii) to any person which acquires control of it by purchase of shares or with which it may merge or consolidate or to which it may transfer all or substantially all its assets or the portion of its assets that relate to this Agreement.

                  16.7.2 Except as provided in Section 16.7.1, neither party may assign the Agreement without the prior written consent of the other party.

         16.8     Severability

                  If any provision of this Agreement is determined to be invalid or unenforceable in whole or in part, such invalidity or unenforceability will attach only to such provision or part thereof and the remaining part of such provision and all other provisions hereof will continue in full force and effect.

         16.9     Notices

                  Any demand, notice or other communication to be given in connection with this Agreement shall be given in writing and shall be given by personal delivery, by registered mail or by electronic means of communication addressed to the recipient as follows:

                  To Avensys Lab:

                  Avensys Laboratories Inc.
                  247, boulevard Thibeau
                  Trois-Rivieres, Quebec
                  G8T 6X9
                  Attention: Mr. Hassan Kassi, President

                  Telecopier: (514) 428-1433

                  To Licensee:

                  Avensys Inc.
                  880, Selkirk
                  Pointe-Claire, Quebec
                  H9R 3S3
                  Attention: Mr. Martin d'Amours, President and Chief Executive Officer

                  Telecopier: (514) 428-1433

                  or to such other address, individual or electronic communication number as may be designated by notice given by a party to the others. Any demand, notice or other communication given by personal delivery shall be conclusively presumed to have been given on the day of actual delivery thereof and, if given by registered or certified mail, on the third Business Day following the deposit thereof in the mail and, if given by electronic communication, on the day of successful transmittal thereof if given during the normal business hours of the recipient and on the Business Day during which such normal business hours next occur if not given during such hours on any day. If the party giving any demand, notice or other communication knows or ought reasonably to have known of any difficulties with the postal system which might affect the delivery of mail, any such demand, notice or other communication shall not be mailed but shall be given by personal delivery or by electronic communication.

         16.10    Governing Law

                  This Agreement shall be governed by and construed in accordance with the laws of the Province of Quebec and the laws of Canada applicable therein.

         16.11    Counterparts

                  This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original and all of which taken together will be deemed to constitute one and the same instrument.

         16.12    Facsimiles

                  Delivery of an executed signature page to this Agreement by any party by electronic transmission will be as effective as delivery of a manually executed copy of the Agreement by such party.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date referred to above.


                                        AVENSYS LABORATORIES INC.

                                        Per: /s/ Hassan Kassi
                                             ----------------
                                             Hassan Kassi,
                                             President


                                        AVENSYS INC.

                                        Per: /s/ Martin d'Amours
                                             -------------------
                                             Martin d'Amours,
                                             President and Chief Executive
                                             Officer